NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS
Bend, Ore. - October 28, 2014 - Cascade Bancorp (NASDAQ: CACB) (“Company” or "Cascade"), the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the third quarter of 2014.
The Company reported net income for the third quarter of 2014 of $2.4 million, or $0.03 per share. Excluding approximately $1.3 million in acquisition and one-time expenses (pretax) as well as a non-recurring tax provision true up expense of $0.4 million, adjusted earnings1 would have been $3.6 million, or $0.05 per share for the quarter. This compares with a net loss of $4.7 million, or $0.08 per share, in the preceding quarter which included $12.3 million in costs (pretax) related to the May 16, 2014 acquisition of Home Federal Bancorp, Inc. (“HFB”) and one-time expenses. Since the Company’s acquisition of HFB was completed during the second quarter of 2014, revenue and expenses arising from HFB’s previous operations have been included with the Company’s results for the full third quarter of 2014, while the preceding quarter included results from former HFB operations for approximately one-half of the quarter. Net income for the third quarter a year ago was $1.5 million, or $0.03 per share.
“With the completion of our successful integration of HFB, our full focus is directed toward capitalizing on our strong market share in growth markets of Oregon and Idaho. Cascade is built upon an enviable low cost deposit franchise, and our goal is to increase revenues by growing loans at a pace well above peer banks,” commented Terry Zink, President and Chief Executive Officer of Cascade Bancorp. “Indicative of this opportunity is that our loan to deposit ratio is 73.8% at September 30, 2014. We believe this suggests Cascade has significant capacity to grow our lending book in support of our customers in Oregon and Idaho, and to build toward our goal of achieving leading returns in the region.”
For the quarter ended September 30, 2014, total deposits increased to $2.0 billion, or 2.3%, and total loans increased to $1.4 billion, or 4.9%, as compared to June 30, 2014. Deposit growth was primarily attributable to organic growth combined with strong retention of former HFB customers, underscoring the success of the HFB acquisition and customer system conversion activities completed in the prior quarter. Loan growth was largely attributable to the investment of excess liquidity into floating rate shared national credits. These assets are part of Cascade’s strategy to moderate duration risk in the combined balance sheet and better position the bank for an eventual increase in market interest rates.
On May 16, 2014 the Company completed its acquisition of HFB resulting in a $2.3 billion banking franchise with top community bank market share in growth markets of Oregon and Idaho. With the inclusion of HFB, as of September 30, 2014, total deposits increased 70.2% from December 31, 2013 to $2.0 billion with cost of deposits under 0.15%. As of September 30, 2014, 53.6% of total deposits are in checking account balances. Gross loans increased 47.2% from December 31, 2013 to $1.5 billion as of September 30, 2014, inclusive of HFB loans.
The financial statements as of September 30, 2014 are inclusive of purchase accounting adjustments to HFB assets and liabilities as of the acquisition date. The financial results for the third quarter of 2014 include HFB income and expense since the acquisition date. The comparative changes described below arise mainly from the benefits and costs related to the HFB acquisition.
Third Quarter 2014 Financial Highlights

•
Net income for the third quarter of 2014 was $2.4 million, or $0.03 per share, as compared to net income of $1.5 million, or $0.03 per share for the third quarter of 2013. Earnings for the third quarter of 2014 included acquisition related and one-time expenses (pretax), as well as a non-recurring tax true up expense.

•	At September 30, 2014 stockholders’ equity increased to $308.4 million with the acquisition of HFB, including purchase accounting adjustments. This compares to $188.7 million at December 31, 2013.

•	The total common equity ratio to total assets and tangible common equity ratio to total assets[2] were 13.20% and 9.58% at September 30, 2014 and 13.42% and 13.38% at December 31, 2013, respectively.

1 Adjusted earnings is a non-GAAP measure, which is calculated by adding acquisition costs, one-time expenses and non-recurring tax provision true-up expenses to net income. See the last page of this release for a reconciliation of net income to adjusted earnings.
2 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.

•	Net loans at September 30, 2014 totaled $1.4 billion, an increase of 48.3% compared to December 31, 2013.

•	Total deposits as of September 30, 2014 were $2.0 billion, up 70.2% compared to December 31, 2013.

•
Net interest margin (“NIM”) for the third quarter of 2014 was 3.63% compared to 3.98% in the second quarter of 2014 and 3.81% in the third quarter of 2013. The decline was mainly due to the high level of liquidity maintained during the quarter, which is pending prospective deployment to loans and other earning assets.

•
Credit quality was strong with non-performing assets (“NPAs”) at 0.74% of total assets at September 30, 2014 compared to 0.88% at September 30, 2013. Net recoveries for the third quarter of 2014 were $0.9 million, as compared to net charge offs of $1.0 million in the third quarter of 2013.

Financial Review
Total assets at September 30, 2014 were $2.3 billion, compared with $1.4 billion at December 31, 2013. The increase from year-end 2013 mainly reflects the $945.3 million in tangible net assets at fair value acquired in the HFB acquisition.
Cash and cash equivalents at September 30, 2014 were $137.3 million compared to $81.8 million at December 31, 2013. The increased liquidity at September 30, 2014 as compared to year-end 2013 was the result of the acquisition of HFB, and includes the effect of a post-closing sale of certain long-duration HFB investment securities. Cascade intends to opportunistically redeploy its increased liquidity into organic loans and certain wholesale assets over the next several quarters. Cascade’s strategic aim is to moderate duration risk in the combined balance sheet by replacing the longest duration HFB investment securities with a combination of floating and adjustable-rate assets. Investment securities classified as available-for-sale and held-to-maturity were $445.2 million at September 30, 2014 as compared to $195.8 million at December 31, 2013 and $201.4 million at September 30, 2013. The increase in investment securities classified as available-for-sale and held-to-maturity at September 30, 2014 was primarily the result of the HFB acquisition.
Goodwill recorded in connection with HFB acquisition totaled $76.7 million. There was no goodwill in prior periods. The deferred tax asset is $69.3 million at September 30, 2014 compared to $50.1 million at December 31, 2013.
Total net loans at September 30, 2014 were $1.4 billion which includes HFB’s acquired loans. Net loans at the end of the third quarter of 2014 are up 48.3% compared to December 31, 2013 and 57.5% on a year-over-year basis. The commercial and industrial loan portfolio was $372.5 million at September 30, 2014 compared to $254.2 million at December 31, 2013 and $211.2 million a year earlier and includes Cascade’s shared national credit portfolio of floating rate participations that have been acquired with the strategic aim of diversifying credit risk while improving the Company’s interest rate risk profile.
Total deposits were $2.0 billion at September 30, 2014, which includes the addition of $760.6 million of HFB acquired deposits in the second quarter of 2014. The September 30, 2014 deposits represent a 70.2% increase over the balance at December 31, 2013 and a 66.1% increase on a year-over-year basis.
Total stockholders’ equity at September 30, 2014 was $308.4 million compared to $188.7 million at December 31, 2013. The increase was predominately due to the effect of HFB acquisition. Tangible capital3 was $223.8 million at September 30, 2014 and $188.2 million at December 31, 2013. The total common equity ratio to total assets and tangible common equity ratio2 to total assets were 13.20% and 9.58% at September 30, 2014 and 13.42% and 13.38% at December 31, 2013, respectively. At September 30, 2014, the Bank’s regulatory ratios exceeded those required to be designated “well-capitalized” with Tier 1 leverage, Tier 1 risk-based, and Total risk-based capital regulatory ratios of 7.40%, 9.70% and 10.95%, respectively. These ratios are lower than prior periods because of the inclusion of HFB acquired average assets for the entire third quarter as compared to inclusion for approximately one-half of the prior quarter.
The Company reported net income for the third quarter of 2014 of $2.4 million, or $0.03 per share. This compares to a net loss for the second quarter of 2014 (“linked quarter”) of $4.7 million, or $0.08 per share, and net income for the third quarter of 2013 of $1.5 million, or $0.03 per share. The improvement in the third quarter of 2014 over the linked quarter is primarily attributable to the reduction of acquisition-related and one-time expenses, which were $0.5 million and $0.8 million in the third quarter of 2014, respectively, and $9.9 million and $2.4 million in the linked quarter, respectively. Acquisition and one-time costs in the third quarter of 2014 were mainly human resource, professional service, property and equipment and IT/card related. The third quarter of 2014 also included a non-recurring tax provision true up expense of $0.4 million. The improvement in the third quarter of 2014 over third quarter 2013 is primarily the result of the inclusion of earnings on HFB acquired assets.

2 Tangible common equity ratio to total assets is a non-GAAP measure defined as Total stockholders’ equity, less the sum of Goodwill and Core deposit intangible (“CDI”), divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.
3 Tangible capital is a non-GAAP measure defined as Total stockholders' equity, less the sum of Goodwill and CDI. See the last page of this release for a reconciliation to total stockholders’ equity.

Net interest income was $18.6 million for the quarter ending September 30, 2014 as compared to $15.7 million for the second quarter of 2014, and to $12.1 million in the third quarter of 2013. The comparative increase was mainly related to inclusion of earnings on assets acquired in the HFB acquisition for the full third quarter of 2014, compared to inclusion for approximately half of the second quarter of 2014.
Total interest income was $19.3 million for the quarter ending September 30, 2014 as compared to $16.2 million in the second quarter of 2014 and $12.5 million in the third quarter of 2013. The comparative increase was primarily related to inclusion of earnings on assets acquired in the HFB acquisition for the full third quarter of 2014.
Total interest expense for the third quarter of 2014 was $0.7 million compared to $0.5 million in the second quarter of 2014 and $0.5 million for the third quarter of 2013. The increase in the third quarter of 2014 over the second quarter of 2014 was primarily the result of the inclusion of expenses related to deposits acquired from HFB for the full third quarter of 2014.
The NIM for the third quarter of 2014 was 3.63%, compared to the linked quarter net interest margin of 3.98%. The decline was mainly due to the high level liquidity maintained during the third quarter, which is pending prospective deployment to loans and other earning assets. Excess liquidity is also a result of the bank’s strategy to redeploy long duration HFB investment securities into a combination of floating and adjustable-rate assets. The Company’s strategic objective is to moderate duration risk in the combined balance sheet and better position the bank to benefit from rising market interest rates.
Non-interest income for the third quarter 2014 was $5.5 million compared to $4.8 million in the second quarter 2014 and $3.6 million for the third quarter of 2013. This relates mainly to the inclusion of revenues relating to assets acquired in the HFB acquisition for a full quarter, as compared to half of the second quarter 2014, as well as increases in card revenue and service charges.
Non-interest expense for the third quarter 2014 was $19.7 million compared to $30.2 million for the second quarter 2014 and $13.6 million for the third quarter of 2013. The second quarter 2014 included $12.3 million of acquisition related and one-time charges, while the third quarter of 2014 included $1.3 million of such expenses. Operating expenses relating to operations acquired in the HFB acquisition are included for approximately half of the second quarter and for the full third quarter of 2014. On a year-to-date basis, merger related and other one-time expenses total $11.3 million and $3.2 million, respectively.
Asset Quality
Acquired loans are recorded at fair value with no allowance for loan losses brought forward in accordance with purchase accounting principles. The net fair value adjustment to acquired loans from the HFB acquisition was $6.0 million, consisting of an interest rate and a credit mark which will be accreted over the life of the loans (approximately 10 years).
At September 30, 2014, delinquent loans were 0.34% of the loan portfolio, inclusive of HFB delinquencies. This compares to 0.27% as of June 30, 2014 and 0.40% for the year ago period. Net loan recoveries totaled $0.9 million for the third quarter of 2014 compared to net charge-offs of $1.0 million for the third quarter of 2013.
Non-performing assets as a percentage of total assets was 0.74% at September 30, 2014, as compared to 0.80% at the end of the second quarter 2014 and 0.88% a year ago.
The Company made no provision for loan losses as management believes the reserve for loan losses of $21.4 million at September 30, 2014 is adequate.

About Cascade Bancorp and Bank of the Cascades
Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 40 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the following factors: local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by an economic recession, which could adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. Such forward-looking statements also include, but are not limited to, statements about the expected cost savings, synergies, and other financial benefits from the recently completed merger of Cascade and Home Federal Bancorp might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; and our ability to execute our business plan. Additional risks and uncertainties are identified and discussed in Cascade’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by Cascade Bancorp from time to time with the SEC.
Information contained herein, other than information at December 31, 2013, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2013, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

# # #

CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	September 30, 2014	December 31, 2013	September 30, 2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$46,363	$33,300	$44,405
Interest bearing deposits	90,647	48,527	85,399
Federal funds sold	272	22	22
Total cash and cash equivalents	137,282	81,849	129,826
Investment securities available-for-sale	289,746	194,481	200,103
Investment securities held-to-maturity	155,454	1,320	1,337
Federal Home Loan Bank (FHLB) stock	25,916	9,913	10,006
Loans held for sale	1,839	10,359	12,414
Loans, net	1,443,452	973,618	916,505
Premises and equipment, net	44,399	32,953	33,744
Bank-owned life insurance	53,175	36,567	36,364
Other real estate owned, net	4,032	3,144	3,345
Deferred tax asset, net	69,266	50,068	51,463
Core deposit intangible	7,888	529	—
Goodwill	76,710	—	—
Other assets	27,741	11,418	11,563
Total assets	$2,336,900	$1,406,219	$1,406,670
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$643,997	$431,079	$459,033
Interest bearing demand	967,509	544,668	541,604
Savings	130,763	50,258	47,225
Time	244,165	141,315	147,754
Total deposits	1,986,434	1,167,320	1,195,616
FHLB borrowings	—	27,000	—
Other liabilities	42,080	23,184	24,178
Total liabilities	2,028,514	1,217,504	1,219,794

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	450,662	330,839	330,684
Accumulated deficit	(143,391)	(142,088)	(143,320)
Accumulated other comprehensive income (loss)	1,115	(36)	(488)
Total stockholders' equity	308,386	188,715	186,876
Total liabilities and stockholders' equity	$2,336,900	$1,406,219	$1,406,670

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)
	Three Months Ended September 30, 2014	Three Months Ended June 30, 2014	Three Months Ended September 30, 2013
Interest income:
Interest and fees on loans	$16,571	$14,147	$11,080
Interest on investments	2,655	2,020	1,356
Other interest income	87	45	71
Total interest income	19,313	16,212	12,507

Interest expense:
Deposits:
Interest bearing demand	284	217	193
Savings	10	7	6
Time	427	319	235
Other borrowings	—	1	16
Total interest expense	721	544	450

Net interest income	18,592	15,668	12,057
Loan loss provision	—	—	—
Net interest income after loan loss provision	18,592	15,668	12,057

Non-interest income:
Service charges on deposit accounts	1,457	1,114	766
Card issuer and merchant services fees, net	1,884	1,595	847
Earnings on bank owned life insurance	280	249	224
Mortgage banking income, net	734	622	1,284
Swap fee income	476	617	—
Other income	702	617	516
Total non-interest income	5,533	4,814	3,637

Non-interest expense:
Salaries and employee benefits	10,199	13,746	7,633
Occupancy	1,553	4,851	1,101
Information Technology	1,032	1,815	692
Equipment	497	629	457
Communications	695	562	347
FDIC insurance	371	454	454
OREO	314	710	47
Professional services	1,461	3,851	1,025
Other expenses	3,606	3,607	1,827
Total non-interest expense	19,728	30,225	13,583

Income (loss) before income taxes	4,397	(9,743)	2,111
Income tax (provision) benefit	(1,965)	5,065	(619)
Net income (loss)	$2,432	$(4,678)	$1,492

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	Three Months Ended September 30, 2014	Three Months Ended June 30, 2014	Three Months Ended September 30, 2013
Share Date
Basic net income per common share	$0.03	$(0.08)	$0.03
Diluted net income per common share	$0.03	$(0.08)	$0.03
Book value per basic common share	$4.25	$4.25	$3.93
Basic average shares outstanding	71,653	58,499	47,213
Fully diluted average shares outstanding	71,732	58,499	47,589
Key Ratios
Return on average total stockholders’ equity	3.12%	(7.53)%	3.13%
Return on average total assets	0.41%	(1.04)%	0.42%
Total common equity ratio	13.20%	13.41%	13.28%
Total tangible common equity ratio [2]	9.58%	9.74%	13.28%
Net interest spread	3.56%	3.90%	3.72%
Net interest margin	3.63%	3.98%	3.81%
Total revenue	$24,125	$20,483	$15,695
Efficiency ratio [4]	81.78%	147.56%	86.55%
Credit Quality Ratios
Reserve for credit losses	$21,791	$20,911	$22,093
Reserve for credit losses to ending gross loans	1.49%	1.50%	2.35%
Non-performing assets ("NPAs")	$17,309	$18,194	$12,356
NPAs to total assets	0.74%	0.80%	0.88%
Delinquent > 30 days to total loans (excld. NPAs)	0.34%	0.27%	0.40%
Net (Recoveries) Charge-offs	$(880)	$1,251	$1,041
Net loan (recoveries) charge-offs to average total loans	(0.06)%	0.11%	0.11%
Bank Capital Ratios
Tier 1 capital leverage ratio	7.40%	9.50%	10.44%
Tier 1 risk-based capital ratio	9.70%	10.25%	13.44%
Total risk-based capital ratio	10.95%	11.50%	14.70%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	7.60%	9.81%	10.44%
Tier 1 risk-based capital ratio	9.94%	10.59%	13.41%
Total risk-based capital ratio	11.19%	11.84%	14.67%

2 Tangible common equity ratio to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of goodwill and core deposit intangible (“CDI”), divided by total assets. See below for a reconciliation to total common equity ratio to total assets.
4 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.

Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:
	September 30, 2014	June 30, 2014	December 31, 2013	September 30, 2013
Stockholders’ equity	$308,386	$306,896	$188,715	$186,876
Core deposit intangible	7,888	8,092	529	—
Goodwill	76,710	75,838	—	—
Tangible stockholders’ equity	$223,788	$222,966	$188,186	$186,876

Reconciliation of period end stockholders’ common equity ratio to period end tangible stockholders’ common equity ratio:
Stockholders’ equity	$308,386	$306,896	$188,715	$186,876
Total assets	$2,336,900	$2,288,373	$1,406,219	$1,406,670
Common stockholders’ equity ratio	13.20%	13.41%	13.42%	13.28%
Tangible stockholders’ equity	$223,788	$222,966	$188,186	$186,876
Total assets	$2,336,900	$2,288,373	$1,406,219	$1,406,670
Tangible common stockholders’ equity ratio	9.58%	9.74%	13.38%	13.28%

Reconciliation of net income to adjusted earnings:	September 30, 2014
Net income	$2,432
Acquisition and one-time expenses of $1,286, net of tax	772
Tax expense true-up for merger related items	409
Adjusted earnings	$3,613